Exhibit 4.17

PRIVATE & CONFIDENTIAL

BETWEEN

SHANGHAI AIXUN SOFTWARE CO., LTD.
as Vendor

AND

ASIASOFT SYSTEM (CHINA) LIMITED
as Purchaser

AGREEMENT RELATING TO THE SALE AND PURCHASE OF 0.82% OF THE
REGISTERED CAPITAL OF SHANGHAI ASIASOFT LTD.

i

AGREEMENT

THIS AGREEMENT is entered into this [12th] day of [June] 2007

BETWEEN:

1.	Shanghai Aixun Software Co., Ltd. (in Chinese ; Company Registration Number: 3101142019740), formerly known as Shanghai Mingzhong Computer Network Co., Ltd. (in Chinese ), is a company incorporated in the People’s Republic of China and having its address at No. 7735, Fanghuang Road, Shanghai, (the ‘Vendor’); and

2.	Asiasoft System (China) Limited (Company Registration Number: 728971) is a company incorporated in Hong Kong and having its address at Room 2205, Universal Trade Centre, 3-5A Arbuthnot Road, Central, Hong Kong (the ‘Purchaser’);

WHEREAS:

(A)	Shanghai Asiasoft Ltd. (Company Registration Number: QI ZUO HU ZONG FU ZI DI 028477 HAO (XU HUI)) (the ‘Company’) is a Sino-foreign cooperative joint venture company incorporated in China and having its address at Room 1608, No. 11, Puhuitang Road, Shanghai and has at the date of this Agreement a registered capital of USD 1,220,000.00. Further particulars of the Company are contained in Schedule 1.

(B)	At the date of this Agreement, the Vendor is the registered owner of USD 10,000.00 in the registered capital of the Company (equivalent to 0.82% of the registered capital of Company).

(C)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Capital (as defined below) for the consideration, and on the terms and subject to the conditions, contained in this Agreement (the ‘Acquisition’).

NOW IT IS AGREED AS FOLLOWS:

1	INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules, unless the context otherwise requires:

‘Amended Business License’ means the business license of the Company to be issued by the State Administration for Industry and Commerce of PRC or its designated local authorities following the relevant approval of the Agreement;

‘Business Day’ means a day (other than a Saturday or Sunday) on which commercial banks are open for business in People’s Republic of China;

‘Completion’ means the completion of the sale and purchase of the Sale Capital pursuant to Clause 5;

‘Completion Date’ means the date falling seven (7) days after the last condition precedent has been fulfilled and in any case, no later than fourteen (14) days after completion of the Stock Purchase Agreement, or such other date as the Parties may agree in writing;

‘Confidential Information’ means any information relating to the transactions contemplated under this Agreement received by one Party from the other;

‘Deal’ means to sell, offer for sale, transfer, assign or grant or allow to exist any Encumbrance, trust, option or other right in relation to the whole or any part of any Sale Capital;

‘Encumbrance’ means any form of legal, equitable, or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, hypothecation, option, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) or any other encumbrance or condition whatsoever or any other arrangements having similar effect;

‘Group Companies’ and ‘Group’ means the Company, and its subsidiaries and associated companies, and ‘Group Company’ means any of them;

‘Parties’means the Vendor and the Purchaser, and ‘Party’ means any of them;

‘PRC’ means the People’s Republic of China, which, for the purposes of this Agreement, shall exclude Hong Kong, Macao Special Administrative Region and Taiwan;

‘Purchase Consideration’ has the meaning ascribed to it in Clause 4.1;

‘Purchaser Warranties’ means the representations, warranties and undertakings on the part of the Purchaser set out in Clause 7;

‘Renminbi’ or ‘RMB’ means the lawful currency of the PRC;

‘Sale Capital’ means the portion of the registered capital of the Company referred to in Recital (B) which is to be sold by the Vendor to the Purchaser on the terms and subject to the conditions contained in this Agreement;

‘Stock Purchase Agreement’ means the agreement dated [—] entered into between PC Holdings Pte. Ltd. and Top Image Systems, Ltd. for the acquisition of all the shares held by PC Holdings Pte. Ltd. in Asiasoft Global Pte. Ltd.

‘Third Party Confidential Information’ means Confidential Information belonging to a person who is not party to this Agreement;

‘Transaction’ includes any transaction, act, event or omission of whatever nature;

‘USD’ means the lawful currency of the United States of America;

‘Vendor Warranties’ means the representations, warranties and undertakings on the part of the Vendor set out in Clause 7; and

‘Warranties’ means, collectively, the Vendor Warranties and the Purchaser Warranties, and ‘Warranty’ shall mean any one of such Warranties.

1.2	Miscellaneous

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words ‘written’ and ‘in writing’ include any means of visible reproduction. References to the ‘Appendices’, ‘Clauses’, ‘Recitals’ and ‘Schedules’ are to the relevant appendices, clauses of, recitals of and the schedules to this Agreement.

2	CONDITIONS

2.1	Conditions

The sale and purchase of the Sale Capital is conditional upon:

(a)	no material adverse change (as reasonably determined by the Purchaser in its sole and absolute discretion prior to the Completion Date) in the prospects, operations or financial conditions of the Group, taken as a whole, occurring on or before the Completion Date;

(b)	the certificate of approval by the relevant authorities for the acquisition of the Sale Capital and the Amended Business License of the Company being obtained and not withdrawn, on or before Completion;

(c)	the completion of the Stock Purchase Agreement in according to the terms and subject to the conditions therein;

(d)	all representations, undertakings and warranties of the Vendor under this Agreement being complied with, are true, accurate and correct as at the Completion Date in all material respects;

(e)	the relevant evidencing documents, to the satisfactory of the Purchaser, having been provided by the Vendor to the Purchaser, evidencing that the Vendor was formerly named as Shanghai Mingzhong Computer Network Co., Ltd; and

(f)	The termination of the Cooperative Contract dated 5 March 2001.

2.2	Effect Of Non-Fulfillment Of Conditions

If any of the conditions in Clause 2.1 thatis capable of being waived by the Purchaser is not waived by the Completion Date or otherwise fulfilled, the Purchaser shall give a written notice to the Vendor, within ten (10) working days after the Completion Date, indicating that the Agreement shall ipso facto terminate, and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise, save that the Parties’ obligation of confidentiality under Clause 9 shall survive the termination of this Agreement. Or else, all the conditions specified in Clause 2.1 shall deem to be fulfilled.

3	SALE AND PURCHASE OF SALE CAPITAL

3.1	Sale And Purchase

Subject to the terms and conditions of this Agreement, the Vendor shall sell the Sale Capital, and the Purchaser, relying on inter alia the several representations, warranties and undertakings contained in this Agreement, shall purchase the Sale Capital, free from all Encumbrances and together with all rights attached thereto as at the Completion Date and thereafter attaching thereto.

4	CONSIDERATION

4.1	Purchase Consideration

The consideration for the purchase of the Sale Capital (the ‘Purchase Consideration’) shall be RMB 4,000,000.00 in total. The Purchaser will pay 60% of the Purchase Consideration to the bank account designated by the Vendor in writing within 20 working days after all the conditions specified in Clause 2.1 being fulfilled or otherwise waived by the Purchaser. The Purchaser shall pay the remaining 40% of the Purchase Consideration to the bank account designated by the Vendor in written before 31 December 2007.

5	COMPLETION

5.1	Date And Place

Subject as hereinafter provided, Completion shall take place at the offices of the Purchaser (or at such other place as the Parties may agree in writing) on the Completion Date.

5.2	Vendor’s Obligations on Completion

On the Completion Date, the Vendor shall deliver to the Purchaser the certificate of approval from the Commission of Commerce and Amended Business License of the Company.

5.3	Right To Terminate

(a)	If the documents required to be delivered by the Vendor on Completion are not forthcoming for any reason or if in any other respect the provisions of Clause 5.2 are not fully complied with by the Vendor, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages):

(i)	to elect to terminate this Agreement;

(ii)	to effect Completion so far as practicable having regard to the defaults which have occurred and without prejudice to its rights in respect thereof; or

(iii)	defer Completion to a date not more than 28 days after the Completion Date (in which case the provisions of this Clause 5.3 shall apply to Completion as so deferred).

(b)	For the avoidance of doubt, in the event that the Stock Purchase Agreement is not completed according to the terms contained therein, the Purchaser shall be entitled to terminate this Agreement and upon the termination, this Agreement shall ipso facto terminate and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise.

6	WARRANTIES

6.1	Vendor Warranties

The Vendor represents and warrants to and undertake with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) as follows:

(a)	it is and will on Completion be entitled to and is able to transfer the Sale Capital to the Purchaser and under this Agreement;

(b)	the Sale Capital is fully paid-up;

(c)	the Vendor is the registered owner of the Sale Capital;

(d)	the Sale Capital is and will on Completion be free from all and any Encumbrances whatsoever, and no other person has or shall have any rights of pre-emption over such Sale Capital;

(e)	it has full power and capacity to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on and against the Vendor; and

(f)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement will not:-

(i)	result in a breach of any provision of any agreement to which the Vendor is a party; or

(ii)	result a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Vendor is a party or by which the Vendor is bound.

6.3	Warranties To Be Separate And Independent

The Warranties shall be separate and independent and shall not be limited by anything in this Agreement which is not expressly referenced to the Warranty concerned.

6.4	Updating To Completion

The Vendor represents and warrants to and undertakes with the Purchaser and their successors in title that the Warranties given by it will be fulfilled down to, and will be true and correct in all material respects and not misleading at, Completion as if they had been entered into afresh at Completion and with reference to the circumstances then existing at Completion.

6.5	Effect Of Completion

The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

7	UNDERTAKINGS

The Vendor and the Company undertakes with the Purchaser that after this Agreement comes into effect, it will do all such acts and things and execute and file all such documents as may be required in connection with this Agreement and the sale and purchase of the Sale Capital as expeditiously as practicable.

8	NO DEALING

The Vendor covenants not to Deal with the Sale Capital prior to Completion.

9	CONFIDENTIALITY

9.1	Confidential Information To Be Kept Confidential

9.1.1	Confidential Information shall be used by each Party exclusively for the purpose of the transactions contemplated by this Agreement only. Both Parties agree to hold in confidence all information disclosed to it by the other Party unless it is required or desirous to be disclosed by law, a court order or by any other competent authority or regulatory body, and provided that the receiving Party shall notify the disclosing Party before disclosing the Confidential Information so that the disclosing Party may be afforded the opportunity to contest the order or otherwise seek modification to restrict disclosure.

9.1.2	The Parties agree that no announcement of any Confidential Information shall be made by either Party without prior consultation with the other Party.

9.1.3	The restrictions above shall not apply to any Confidential Information:

(a)	which at the time of disclosure to the receiving Party is in the public domain; or

(b)	which after such disclosure, becomes generally available to the public other than by reason of breach of the restrictions above.

9.1.4	Any Confidential Information imparted hereunder shall remain in the property of the originating Party.

9.2	Obligations In This Clause To Endure

The obligations contained in this clause shall inure, even after the termination of this Agreement, without limit in point of time.

10	MISCELLANEOUS

10.1	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

10.2	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party.

10.3	Indulgence, Waiver, Etc.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

10.4	Continuing Effect Of Agreement

All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

10.5	Successors And Assigns

This Agreement shall be binding on and shall enure for the benefit of each of the Parties’successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

10.6	Time Of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

10.7	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonably require for the purpose of giving to such other Parties the full benefit of all the provisions of this Agreement.

10.8	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

10.9	Severability Of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

10.10	Communications

(a)	Notices To Be In Writing

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post with recorded delivery, addressed to the intended recipient thereof at its address set out at the front of this Agreement (or such other address as is notified by a Party from time to time), and marked for the attention of such person (if any).

(b)	Deemed Delivery Date

Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile) immediately or (if given or made by letter) two Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted or that the facsimile transmission was properly addressed and despatched.

10.11	Governing Law And Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of [the People’s Republic of China] and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the People’s Republic of China and waive any objection to proceedings in any such court on the grounds of venue or on the grounds that the proceedings have been brought in. The submission by the Parties herein shall not affect the right of any Party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any Party from taking proceedings in any other jurisdiction.

SCHEDULE 1

PARTICULARS OF THE COMPANY

Registration Number: QI ZUO HU ZONG FU ZI DI 028477 HAO (XU HUI)

Registered Office: Room 1608, No. 11, Puhuitang Road, Shanghai

Date and Place of Incorporation: 12 April 2001, Shanghai

Issued and Fully Paid-Up Capital: USD 1,220,000.00

Legal Representative: He Peiqi

Directors: [—]

Secretary: [—]

Auditors: [—]

Accounting Reference Date: [—]

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Vendor

Signed by	)
for and on behalf of	)
[—]	)
in the presence of:	)

The Purchaser

Signed by	)
for and on behalf of	)
[—]	)
in the presence of:	)